Exhibit 99.1

August 3, 2021

EVO Payments Appoints Stacey Valy Panayiotou to Board of Directors

ATLANTA--(BUSINESS WIRE) --EVO Payments, Inc. (NASDAQ: EVOP) (“EVO”), a leading global provider of payment technology integrations and acquiring solutions, announced today that Stacey Valy Panayiotou has been appointed to EVO’s Board of Directors, effective August 16, 2021.

Ms. Panayiotou is the Executive Vice President, Human Resources of Graphic Packaging International (“GPI”) where she is responsible for leading the strategic direction and operational execution of all aspects of human resources as well as GPI’s internal and external communications function. Prior to joining GPI in 2019, Ms. Panayiotou spent 13 years with The Coca-Cola Company (“Coca-Cola”), where she held a variety of senior leadership roles, including global vice president and head of Talent and Development and Vice President, HR, Europe, Middle East, and Africa.

“We are very excited to welcome Stacey to our Board of Directors,” stated Ray Sidhom, Chairman of the Board of Directors. “Stacey’s extensive experience and leadership at multinational organizations such as GPI and Coca-Cola will serve our Company and our shareholders well as we continue to expand our international footprint.”

About EVO Payments, Inc.

EVO Payments, Inc. (NASDAQ: EVOP) is a leading payment technology and services provider. EVO offers an array of innovative, reliable, and secure payment solutions to merchants ranging from small and mid-size enterprises to multinational companies and organizations across the globe. As a fully integrated merchant acquirer and payment processor in over 50 markets and 150 currencies worldwide, EVO provides competitive solutions that promote business growth, increase customer loyalty, and enhance data security in the international markets it serves.

Forward-Looking Statements

This release contains statements about future events and expectations that constitute forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements included in this release are made only as of the date hereof and, except for EVO’s ongoing obligations under applicable securities laws, EVO undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

EVO Payments, Inc.

Sarah Jane Schneider

Investor Relations & Corporate Communications Manager

770-709-7365